February 14, 2006


Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034

GOLDMAN, SACHS & CO.
CREDIT SUISSE SECURITIES (USA) LLC
BANC OF AMERICA SECURITIES LLC,
  As   Representatives    ("REPRESENTATIVES")    of   the   Several
   Underwriters (the "UNDERWRITERS"),
    c/o Goldman, Sachs & Co.,
      85 Broad Street,
       New York, NY 10004

    Credit Suisse Securities (USA) LLC
      Eleven Madison Avenue
         New York, NY  10010-3629

    Banc of America Securities LLC
      9 West 57th Street, 29th Floor
         New York, NY  10019


Dear Sirs:


          As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in an orderly market for the common stock, par value $1.00 per share (the "SECURITIES") of Avnet, Inc., and any successor (by merger or otherwise) thereto, (the "COMPANY"), the undersigned hereby agrees that from the date of this agreement until and including the date 81 days after the public offering date set forth on the final prospectus supplement used to sell the Securities (the "PUBLIC OFFERING DATE") pursuant to the Underwriting Agreement, to which you are or expect to become parties, the undersigned (other than pursuant to the Underwriting Agreement) will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Representatives. In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the period commencing on the date hereof and ending 81 days after the Public Offering Date (the "LOCK-UP PERIOD"), make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

          Any Securities received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of Securities to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934 shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period). Further, if the undersigned is a corporation, partnership or other business entity, any transfer (a) in connection with the merger, sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned's assets not undertaken for the purpose of avoiding the restrictions imposed hereby; (b) to another corporation, partnership or other business entity if the transferee and the undersigned are direct or indirect affiliates or otherwise related; or (c) as a part of a distribution without consideration from the undersigned to its equity holders on a pro rata basis; provided that, in each case, it shall be a condition of the transfer that the transferee agrees that it is receiving and holding such Securities subject to the provisions of this Agreement, and provided further that there shall be no further transfer of such Securities except in accordance with Agreement, and provided further that any such transfer shall not involve a disposition for value. It is understood that if the Underwriting Agreement (other than the provisions that survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities, the undersigned will be released from its obligations under this agreement.

          In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

          This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before March 31, 2006. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                                  Very truly yours,

                                  PERMIRA EUROPE II NOMINEES LIMITED


                                  Signed by:
                                             ----------------------
                                        Name:
                                        Title:
                                  for and on behalf of Permira
                                  Europe II Nominees Limited



                                  PERMIRA UK VENTURE IV NOMINEES LIMITED
                                  Signed on behalf of Permira UK
                                  Venture IV Nominees Limited:


                                  Signed by:
                                             ---------------------------
                                        Name:
                                        Title:

                                  (A) as nominee for Barings (Guernsey)
                                  Limited as (i) Trustee of Schroder UK
                                  Venture Fund IV Trust, and (ii) Custodian of Schroder UK Venture Fund IV LP 1 and Schroder UK Venture Fund IV LP2, and

                                  (B) as nominee for Schroder Venture
                                  Managers (Guernsey) Limited as manager of the Schroder UK Venture Fund IV
                                  Co-investment Scheme



                                  SV (NOMINEES) LIMITED


                                  Signed by:
                                             ---------------------------
                                        Name:
                                        Title:

                                  for and on behalf of SV (Nominees)
                                  Limited as nominee for Schroder Venture
                                  Investments Limited